Exhibit 5.1

O’Melveny & Myers LLP 7 Times Square Tower New York, NY 10036	T: +1-212-326-2000 F: +1-212-326-2061 omm.com

October 21, 2022

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, Nevada 89521

Re:	Dragonfly Energy Holdings Corp. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Dragonfly Energy Holdings Corp., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”), relating to the registration of the proposed resale, from time to time in one or more offerings, of up to 21,512,027 shares (the “Resale Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of the Company. The Resale Shares are being registered on behalf of the selling stockholder named in the Prospectus (the “Selling Stockholder”) pursuant to a purchase agreement, dated as of October 7, 2022, by and among the Company and the Selling Stockholder and the other parties thereto (the “Purchase Agreement”).

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. To the extent the Company’s obligations depend on the enforceability of any agreement against the other parties to such agreement, we have assumed that such agreement is enforceable against such other parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

In connection with each of the opinions expressed below, we have assumed that, at or prior to the time of delivery of any Resale Shares: (i) the Registration Statement has become effective and such effectiveness has not been terminated or rescinded; (ii) upon issuance of any Resale Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Company’s Amended and Restated Certificate of Incorporation; and (iii) there has not occurred any change in law or further action by the Company’s board of directors, in any case affecting the validity of such Resale Shares or enforceability of such Purchase Agreement. We have also assumed that neither the issuance, sale and delivery of such Resale Shares nor the compliance by the Company with the terms of the Purchase Agreement will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.

The Resale Shares have been duly authorized by all necessary corporate action on the part of the Company and upon the issuance, delivery and payment therefor in accordance with the terms of the Purchase Agreement and in an amount not less than the par value thereof and in the manner contemplated by the Registration Statement and such corporate action, such Resale Shares will be validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the issue of the Resale Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and to the reference to O’Melveny & Myers LLP under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP